UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2019

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, without par value	HI	New York Stock Exchange

Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment No. 1 to Third Amended and Restated Credit Agreement

On October 8, 2019, Hillenbrand, Inc. (the “Company”) entered into an Amendment No. 1 (the “First Amendment”) to the Third Amended and Restated Credit Agreement, dated as of August  28, 2019 (the “Existing Credit Agreement,” and the Existing Credit Agreement, as amended by the First Amendment, the “Credit Agreement”), among the Company, as a borrower, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, which provides for a revolving credit facility of up to $900 million (which may be expanded, subject to the approval of the lenders providing the additional loans, by an additional $450 million) in an aggregate principal amount (the “Revolver”) and a five-year term loan facility in an aggregate principal amount of up to $500 million (the “Term Loan Facility”). The First Amendment amends the Existing Credit Agreement to, among other things, provide for a new additional three-year term loan facility in an aggregate principal amount of up to $225 million (the “Additional Term Loan Facility”).

The Additional Term Loan Facility is subject to the same funding conditions as, and the proceeds may be used for the same purposes as, the Term Loan Facility, including to pay a portion of the consideration payable in connection with the Company's previously announced acquisition of Milacron Holdings Corp.

The additional term loans under the Additional Term Loan Facility will mature on the third anniversary of the date on which they are borrowed, subject to quarterly amortization payments (equal to 5% of the original principal amount of the additional term loans in each of years 1 and 2 and 7.5% in year 3). The commitments for additional term loans under the Additional Term Loan Facility will bear a ticking fee of 0.15% on the amount of the commitments commencing 60 days after the signing date of the First Amendment until the date the additional term loans are funded or the commitments for additional term loans under the Additional Term Loan Facility are terminated. The additional term loans will, once borrowed, accrue interest, at the Company’s option, at the LIBO Rate or the Alternate Base Rate (each as defined in the Credit Agreement) plus a margin based on the Company’s leverage ratio, ranging from 0.875% to 1.625% for additional term loans bearing interest at the LIBO Rate and 0.0% to 0.625% for additional term loans bearing interest at the Alternate Base Rate.

The additional term loans will be subject to the same affirmative and negative covenants and events of default as those applicable to the Revolver and the Term Loan Facility. The additional term loans will be guaranteed by the same subsidiaries of the Company that guarantee the Revolver and the Term Loan Facility.

The foregoing description of the First Amendment is a general description and is qualified in its entirety by reference to the First Amendment filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of October 8, 2019, among Hillenbrand, Inc., as a borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 11, 2019	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
	Name:	Nicholas R. Farrell
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer